Exhibit 99.1

INTRICON CORPORATION

Pro Forma Consolidated Condensed Balance Sheet

(Unaudited)

As of March 31, 2010	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$491,486	$850,000	(1)	$1,341,486
Restricted cash	321,745	—		321,745
Accounts receivable, less allowance for doubtful accounts of $226,000	7,570,179	—		7,570,179
Inventories	8,297,085	—		8,297,085
Other current assets	598,101	—		598,101
Current assets of discontinued operations	1,242,312	(1,242,312	) (2)	—
Total current assets	18,520,908	(392,312)		18,128,596

Machinery and equipment	35,933,986	—		35,516,164
Less: Accumulated depreciation	29,205,782	—		29,205,782
Net machinery and equipment	6,728,204	—		6,728,204

Goodwill	9,708,979	—		9,708,979
Investment in partnerships	1,225,278	—		1,225,278
Other assets of discontinued operations	124,245	(124,245	) (2)	—
Other assets, net	1,438,348	—		1,438,348
Total assets	$37,745,962	$(516,557)		$37,229,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Checks written in excess of cash	$249,461	—		$249,461
Current maturities of long-term debt	1,714,802	—		1,714,802
Accounts payable	3,878,749	—		3,878,749
Income taxes payable	19,628	—		19,628
Deferred gain	110,084	—		110,084
Partnership payable	260,000	—		260,000
Liabilities of discontinued operations	1,034,169	(1,034,169	) (2)	—
Other accrued liabilities	3,291,447	470,000	(3)	3,761,447
Total current liabilities	10,558,340	(564,169)		9,994,171

Long term debt, less current maturities	7,109,030	—		7,109,030
Other postretirement benefit obligations	738,465	—		738,465
Long term partnership payable	500,000	—		500,000
Deferred income taxes	122,753	—		122,753
Accrued pension liabilities	503,893	—		503,893
Deferred gain	577,942	—		577,942
Total liabilities	20,110,423	(564,169)		19,546,254

Commitments and contingencies	—	—		—

Shareholders’ equity:
Common shares, $1.00 par value per share; 20,000,000 shares authorized; 5,990,412 shares issued; 5,474,658 shares outstanding	5,990,412	—		5,990,412
Additional paid-in capital	15,118,128	—		15,118,128
Retained deficit	(1,986,891)	47,612	(4)	(1,939,279)
Accumulated other comprehensive loss	(221,032)	—		(221,032)
Less: 515,754 common shares held in treasury, at cost	(1,265,078)	—		(1,265,078)
Total shareholders’ equity	17,635,539	—		17,635,539
Total liabilities and shareholders’ equity	$37,745,962	$(516,557)		$37,229,405

(1)	Pro forma adjustment reflects total cash proceeds of $850,000 based on a closing date of March 31, 2010.
(2)	Pro forma adjustments reflect the removal of the assets and liabilities of the electronics business.
(3)	Pro forma adjustment reflects the estimated one-time employee termination benefits retained by parent Company.
(4)	Pro forma adjustment reflects the estimated $110,000 gain on the sale of the electronics business and the removal of operations of the electronics business.